                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A

--------------------------------------------------------------------------------



                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of Earliest Event Reported): April 16, 2001



                       EAGLE WIRELESS INTERNATIONAL, INC.
                       ----------------------------------
               (Exact Name of Registrant as Specified in Charter)


                                      TEXAS
                         (State or Other Jurisdiction of
                         Incorporation or Organization)


               0-20011                                76-0494995
      (Commission File Number)             (I.R.S. Employer Identification No.)


                   101 COURAGEOUS DRIVE, HOUSTON, TEXAS 77573
                   ------------------------------------------
           (Address of principal executive offices including zip code)


                                 (281) 538-6000
                                 --------------
              (Registrant's telephone number, including area code)

ITEM 7.     EXHIBITS.

(a)   Financial Statements of Business Acquired.

      (1)   Clearworks.net, Inc., see pages 2 - 25

(b)   Pro Forma Financial Information.

      See page 26

(c)   Exhibits

      None.

                                   SIGNATURES



      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              EAGLE WIRELESS INTERNATIONAL, INC.



                              By: /s/ RICHARD ROYALL
                                  --------------------------
                              Richard Royall
                              Chief Financial Officer



DATE: April 16, 2001

                         INDEPENDENT ACCOUNTANT'S REPORT


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
OF CLEARWORKS.NET, INC.:

We have audited the accompanying consolidated balance sheets of ClearWorks.net, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of ClearWorks.net, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ClearWorks.net, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the results of their operations, shareholders' equity, and their cash flows for the years then ended are in conformity with generally accepted accounting principles.

The balance sheet as of December 31, 2000 and the related consolidated statement of stockholders' equity and cash flows for the year then ended has been restated for the amount of the stock collateral (See Note 1).



MCMANUS & CO., P.C.
CERTIFIED PUBLIC ACCOUNTANTS
ROCKAWAY, NEW JERSEY

April 9, 2001

                                 BALANCE SHEETS

--------------------------------------------------------------------------------

                      CLEARWORKS.NET, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------

                                     ASSETS

                                                                               DECEMBER 31,
                                                                        2000                 1999
                                                                    --------------------------------
                                                                       RESTATED
CURRENT ASSETS:
  Cash and Cash Equivalents (Note 1)                                $     12,000        $  1,247,000
  Accounts Receivable                                                  5,501,000           3,374,000
  Notes Receivable                                                        58,000
  Stock Subscription Receivable (Note 3)                                 450,000
  Other Receivable                                                        14,000              14,000
  Inventories (Note 1)                                                 5,469,000             332,000
                                                                    ------------        ------------
   Total Current Assets                                               10,996,000           5,475,000

PROPERTY AND EQUIPMENT (NOTES 1 & 4):
  Property and Equipment                                               7,745,000           2,378,000
  Less: Accumulated Depreciation                                      (1,224,000)           (122,000)
                                                                    ------------        ------------
   Total Property and Equipment                                        6,521,000           2,256,000

OTHER ASSETS:
  Security Deposits                                                       34,000              27,000
  Prepaid Expenses                                                       627,000             171,000
  Goodwill (Notes 1 & 2)                                               7,864,000           5,641,000
  Intangible Assets (Notes 1)                                         29,491,000
  Less: Accumulated Amortization                                      (1,722,000)           (192,000)
  Deferred Financing Costs                                               378,000
  Other Assets                                                            42,000               2,000
                                                                    ------------        ------------
   Total Other Assets                                                 36,336,000           6,027,000

                                                                    ------------        ------------
  TOTAL ASSETS                                                      $ 53,853,000        $ 13,758,000
                                                                    ============        ============

              LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts Payable                                                  $  4,063,000        $  3,197,000
  Accrued Expenses (Note 6)                                            4,999,000             149,000
  Advances From Shareholders                                              40,000
  Credit Line Payable (Note 9)                                         2,377,000
  Notes Payable (Note 7)                                               3,743,000           1,010,000
  Other Current Liabilities                                              265,000
  Payroll Taxes Payable                                                    9,000
  Federal Income Tax Payable                                             137,000
  Sales Taxes Payable                                                    247,000             175,000
                                                                    ------------        ------------
   Total Current Liabilities                                          15,743,000           4,668,000

LONG - TERM LIABILITIES:
  Debentures (Note 8)                                                  2,000,000           2,785,000
  Notes Payable - net of current portion (Note 7)                        106,000             535,000
                                                                    ------------        ------------
   Total Long - Term Liabilities                                       2,106,000           3,320,000

COMMITMENTS AND CONTINGENT LIABILITIES (NOTE 10)

SHAREHOLDERS' EQUITY:
  Preferred Stock - $.001 par value
    Authorized at 2000 and 1999
    5,000,000 and 5,000,000 shares, respectively
  Common Stock - $.001 and $.001 par value at
    2000 and 1999, respectively
    Authorized at 2000 and 1999
      50,000,000 and 50,000,000 shares, respectively
    Issued and Outstanding at 2000 and 1999
      43,983,680 and 20,884,957, respectively                             41,000              21,000
  Paid in Capital                                                     70,075,000          11,472,000
  Deferred Financing Charges                                            (285,000)
  Retained Earnings / (Deficit)                                      (34,112,000)         (5,438,000)
                                                                    ------------        ------------
   Total Shareholders' Equity                                         36,004,000           5,770,000

                                                                    ------------        ------------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                        $ 53,853,000        $ 13,758,000
                                                                    ============        ============



SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.

                            STATEMENTS OF OPERATIONS

--------------------------------------------------------------------------------

                      CLEARWORKS.NET, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

--------------------------------------------------------------------------------

                                                             FOR THE PERIODS ENDED DECEMBER 31,
                                                       2000               1999                1998
                                                  ---------------------------------------------------
NET SALES
  Integration Services                            $    478,000        $  1,607,000       $    487,000
  Network Cabling and Wiring
    Commercial                                         918,000             379,000            117,000
    Residential                                      2,431,000           1,004,000            438,000
  Bundled Digital Services                             811,000              42,000
  Products                                          23,883,000
  Other                                                773,000              48,000
                                                  ------------        ------------       ------------
    Total Revenues                                  29,294,000           3,032,000          1,090,000

COST OF GOODS SOLD
  Cable and Wiring                                     164,000             118,000             48,000
  Labor and Related Costs                            1,367,000           1,004,000            406,000
  Materials Other than Cable & Wire                  1,962,000           1,453,000            587,000
  Products                                          21,110,000
  Bundled Digital Services                             366,000             222,000
  Other                                                329,000
  Depreciation and Amortization                      1,915,000             205,000             84,000
                                                  ------------        ------------       ------------
    Total Cost of Goods Sold                        27,213,000           3,002,000          1,125,000
                                                  ------------        ------------       ------------

GROSS PROFIT                                         2,081,000              30,000            (35,000)
                                                  ------------        ------------       ------------

OPERATING EXPENSES
  Salaries and Related Costs                         2,527,000           1,187,000             12,000
  Advertising and Promotion                            485,000              34,000             21,000
  Incentive Compensation                            11,361,000           1,317,000
  Other Support Costs                                9,109,000           1,890,000            174,000
                                                  ------------        ------------       ------------
    Total Operating Expenses                        23,482,000           4,428,000            207,000

                                                  ------------        ------------       ------------
EARNINGS / (LOSS) FROM OPERATIONS BEFORE
  OTHER EXPENSES AND INCOME TAXES                  (21,401,000)         (4,398,000)          (242,000)

OTHER INCOME / EXPENSES
  Interest Income / (Expense) - net                 (7,273,000)           (761,000)           (10,000)
                                                  ------------        ------------       ------------
    Total Other Expenses                            (7,273,000)           (761,000)           (10,000)

                                                  ------------        ------------       ------------
EARNINGS / (LOSS) BEFORE INCOME TAXES              (28,674,000)         (5,159,000)          (252,000)

  Provision For Income Taxes

                                                  ------------        ------------       ------------
NET EARNINGS / (LOSS)                             $(28,674,000)       $ (5,159,000)      $   (252,000)
                                                  ============        ============       ============



  Earnings Per Share:
    Basic (Note 1)                                $      (1.03)       $      (0.29)      $      (0.03)
    Diluted (Note 1)                              $      (1.03)       $      (0.29)      $      (0.03)


SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.

                              SHAREHOLDERS' EQUITY

--------------------------------------------------------------------------------

                      CLEARWORKS.NET, INC. and SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

--------------------------------------------------------------------------------



JANUARY  1,  1998  TO                 COMMON           COMMON        PREFERRED
DECEMBER  31,  2000                STOCK (SHARES)      STOCK           STOCK
--------------------------        ---------------  ------------    -------------
Total Shareholders' Equity
As Of December 31, 1997               6,250,000    $      6,000    $
                                   ------------    ------------    ------------

Conversion From LLC to C-Corp

Stock Issued for Merger With
  Southeast Tire
  Recycling, Inc. (April)             1,543,960           2,000

Stock Issued for Acquisitions
  Team Renaissance (May)                156,250
  InfraResources (May)                   80,000

Conversion of Notes
  Payable (October)                     272,550

Common Shares Issued For
  Syndication Costs (October)         2,477,000           2,000

Stock Issued for Services
  Rendered (November)                    50,000

Stock Issued for Acquisition of
  Assets from Vidatel (November)         98,039

New Stock Issued for Cash               532,450           1,000

Net Loss 1998
                                   ------------    ------------    ------------

Total Shareholders' Equity
As Of December 31, 1998              11,460,249          11,000

Stock Issued for Acquisitions         2,075,000           2,000

Stock Issued for Cash - net of
  Registration Fees and Expenses      6,817,910           7,000

Warrants Issued for
  Services Rendered

Stock Issued for
  Incentive Compensation
  and Services                          531,798           1,000

Beneficial Conversion
  Feature for 6%
  Convertible Debenture

Warrants Issued with
  Convertible Debenture

Amortization of Deferred
  Financing Charges

Net Loss 1999
                                   ------------    ------------    ------------

Total Shareholders' Equity
As Of December 31, 1999              20,884,957          21,000

Stock Issued for Acquisitions         8,701,000           9,000

Stock Issued for Cash                   203,833              (0)

Stock Issued for
  Services Rendered                     815,138           1,000

Stock Issued for
  Legal Settlements                     708,330           1,000

Stock Issued for
  Incentive Compensation              2,381,659           2,000

6% Convertible Debentures             1,885,257           2,000

Stock Issued for
  Conversion of Debt                  5,018,094           5,000

Stock Issued for
  Conversion of Warrants                385,412               0

Syndication Costs

Amortization of  Deferred
  Financing Charges

Net Loss 2000
                                   ------------    ------------    ------------

Total Shareholders' Equity
As Of December 31, 2000              40,983,680    $     41,000    $
                                   ============    ============    ============



                                     ADDITIONAL                                          TOTAL
JANUARY  1,  1998  TO                 PAID IN        FINANCING        RETAINED       SHAREHOLDERS'
DECEMBER  31,  2000                   CAPITAL         CHARGES     EARNINGS/(DEFICIT)    EQUITY
--------------------------          -------------   ------------  -----------------  --------------
Total Shareholders' Equity
As Of December 31, 1997             $     (5,000)   $               $      9,000      $     10,000
                                    ------------    ------------    ------------      ------------

Conversion From LLC to C-Corp             36,000                         -36,000

Stock Issued for Merger With
  Southeast Tire
  Recycling, Inc. (April)                 (2,000)

Stock Issued for Acquisitions
  Team Renaissance (May)                 322,000                                           322,000
  InfraResources (May)                   165,000                                           165,000

Conversion of Notes
  Payable (October)                       27,000                                            27,000

Common Shares Issued For
  Syndication Costs (October)             (3,000)                                           (1,000)

Stock Issued for Services
  Rendered (November)                      6,000                                             6,000

Stock Issued for Acquisition of
  Assets from Vidatel (November)         150,000                                           150,000

New Stock Issued for Cash                457,000                                           458,000

Net Loss 1998                                                           (252,000)         (252,000)
                                    ------------    ------------    ------------      ------------

Total Shareholders' Equity
As Of December 31, 1998                1,153,000                        (279,000)          885,000

Stock Issued for Acquisitions          4,892,000                                         4,894,000

Stock Issued for Cash - net of
  Registration Fees and Expenses       2,260,000                                         2,267,000

Warrants Issued for
  Services Rendered                    1,026,000       (378,000)                           648,000

Stock Issued for
  Incentive Compensation
  and Services                         1,276,000                                         1,277,000

Beneficial Conversion
  Feature for 6%
  Convertible Debenture                  650,000                                           650,000

Warrants Issued with
  Convertible Debenture                  215,000                                           215,000

Amortization of Deferred
  Financing Charges                                      93,000                             93,000

Net Loss 1999                                                         (5,159,000)       (5,159,000)
                                    ------------    ------------    ------------      ------------

Total Shareholders' Equity
As Of December 31, 1999               11,472,000        (285,000)     (5,438,000)        5,770,000

Stock Issued for Acquisitions         26,755,000                                        26,764,000

Stock Issued for Cash                    367,000                                           367,000

Stock Issued for
  Services Rendered                    2,377,000                                         2,378,001

Stock Issued for
  Legal Settlements                    1,313,000                                         1,314,001

Stock Issued for
  Incentive Compensation              11,228,000                                        11,230,000

6% Convertible Debentures              5,397,000                                         5,399,000

Stock Issued for
  Conversion of Debt                  10,505,000                                        10,510,000

Stock Issued for
  Conversion of Warrants               1,915,000                                         1,915,000

Syndication Costs                     (1,254,000)                                       (1,254,000)

Amortization of  Deferred
  Financing Charges                                      285,000                           285,000

Net Loss 2000                                                        (28,674,000)      (28,674,000)
                                    ------------    ------------    ------------      ------------

Total Shareholders' Equity
As Of December 31, 2000             $ 70,075,000    $               $(34,112,000)     $ 36,004,000
                                    ============    ============    ============      ============


SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.

                                   CASH FLOWS

--------------------------------------------------------------------------------

                      CLEARWORKS.NET, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------

                                                                           2000                1999                1998
                                                                       ------------        ------------        ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Earnings / (Loss)                                                $(28,674,000)       $ (5,159,000)       $   (252,000)
                                                                       ------------        ------------        ------------
  Adjustments To Reconcile Net Earnings / (Loss) To
    Net Cash Used By Operating Activities:
   Depreciation and Amortization                                          1,915,000             205,000              84,000
   Non-Cash Interest Expense                                              5,992,000             650,000
   Amortization of Deferred Financing Charges                                                    93,000
   Stock Issued For Compensation and Services Rendered                   13,608,000           1,277,000               6,000
   Stock Issued For Legal Settlements                                     1,314,000
   Warrants Issued for Services Rendered                                                        648,000
   (Increase) / Decrease in Accounts Receivable                          (2,127,000)           (728,000)           (125,000)
   (Increase) / Decrease in Inventory                                      (498,000)           (129,000)
   (Increase) / Decrease in Deferred Advertising Costs                                                               (5,000)
   (Increase) / Decrease in Other Receivable                                 58,000             (11,000)             (3,000)
   (Increase) / Decrease in Security Deposits                                (7,000)                                  2,000
   (Increase) / Decrease in Other Assets                                   (496,000)           (398,000)             (2,000)
   Increase / (Decrease) in Accounts Payable                                827,000             926,000
   Increase / (Decrease) in Accrued Expenses                              4,785,000             (71,000)            143,000
   Increase / (Decrease) in Payroll Taxes Payable                             9,000                                  52,000
   Increase / (Decrease) in Federal Taxes Payable                          (137,000)
   Increase / (Decrease) in Sales Tax Payable                                72,000                                  11,000
                                                                       ------------        ------------        ------------
   Total Adjustments                                                     25,315,000           2,462,000             163,000
                                                                       ------------        ------------        ------------
  Net Cash Used By Operating Activities                                  (3,359,000)         (2,697,000)            (89,000)
                                                                       ------------        ------------        ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Acquisitions, Net of Cash Received                                                          (465,000)            (27,000)
   Decrease in Deferred Financing Costs
   Increase in Intangible Assets
   Investment in Organization Costs                                                                                   1,000
   Purchase of Property and Equipment                                    (1,941,000)         (1,994,000)           (210,000)
                                                                       ------------        ------------        ------------
  Net Cash Used By Investing Activities                                  (1,941,000)         (2,459,000)           (236,000)
                                                                       ------------        ------------        ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from Credit Line Payable, Net of Repayments                   1,836,000
   Proceeds from Notes Payable, Net of Repayments                         1,412,000           1,424,000              26,000
   Repayment of 6% Convertible Debentures                                                     3,000,000
   Increase in Stock Subscriptions Receivable                               450,000            (450,000)
   Proceeds From Sale of Common Stock                                       367,000           2,267,000             457,000
                                                                       ------------        ------------        ------------
  Net Cash Provided By Financing Activities                               4,065,000           6,241,000             483,000
                                                                       ------------        ------------        ------------

  Net Increase / (Decrease) in Cash                                      (1,235,000)          1,085,000             158,000
CASH AT THE BEGINNING OF THE YEAR                                         1,247,000             162,000               4,000
                                                                       ------------        ------------        ------------
CASH AT THE END OF THE YEAR                                            $     12,000        $  1,247,000        $    162,000
                                                                       ============        ============        ============


   SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Net cash paid during the year for:
               Interest                                                $ (1,281,000)       $      2,000        $     10,000
               Income Taxes                                            $                   $                   $


   SUPPLEMENTAL SCHEDULE ON NON-CASH INVESTING ACTIVITIES:
     Issuance of Common stock for Asset Acquisition                    $ 26,764,000        $  4,895,000        $    637,000


SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



NOTE 1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES:

     ClearWorks.net, Inc. and subsidiaries (the "Company" or "ClearWorks"), commenced operations on September 18, 1997 as Millennium Integration Technologies, LLC ("MIT"), a Texas limited liability company. On March 5, 1998, a separate company, Millennium Integration Technologies, Inc. ("Millennium") was organized under the rules and regulations of the State of Delaware.

     On April 1, 1998, Southeast Tire Recycling, Inc. ("Southeast"), a publicly traded Florida corporation with no ongoing operations that previously had been engaged in the tire recycling business, entered into an agreement to purchase one hundred percent of the stock of MIT, which converted to a Texas corporation April 9, 1998. The acquisition was consummated effective April 27, 1998 and MIT, Inc. became a wholly owned subsidiary of Southeast. The exchange of shares between MIT, Inc. and Southeast was accounted for as a recapitalization of the MIT, Inc. operations into the corporate shell of Southeast. At the time of this transaction, Southeast was an empty corporate shell.

     Effective May 8, 1998, Millennium changed its name to ClearWorks Technologies, Inc. On May 12, 1998, Southeast merged with and into ClearWorks Technologies, Inc, whereby ClearWorks Technologies, Inc. was the surviving entity. The exchange of shares with Southeast was accounted for as a second recapitalization of the millennium operations into the corporate shell. On April 27, 1999, ClearWorks Technologies, Inc. began operating under the name of ClearWorks.net, Inc.

     The Company is a communications carrier providing broadband data, video and voice communication services to residential and commercial customers, currently within Houston, Texas. These services are provided over fiber-optic networks ("Fiber-To-The-Home" or "FTTH"), which the Company designs, constructs, owns and operated inside large residential master-planned communities and office complexes. The Company also provides information technology staffing personnel, network engineering, vendor evaluation of network hardware, implementation of network hardware and support of private and enterprise networks, as well as, developing residential, commercial and education accounts for deployment of structured wiring solutions.

A)   Consolidation

     At December 31, 2000, the Company has five wholly owned subsidiaries:

     ClearWorks Communications, Inc., ClearWorks Structured Wiring Services, Inc. ClearWorks Integration Services, Inc., United Computing Group and Link-Two Communications, Inc. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidated.

B)   Liquidity

     The ability of the Company to satisfy its obligations depends in part upon its ability to reach a profitable level of operations and securing short and long-term financing for development of its commercial and residential products. The Company is currently in discussions with other financial institutions to provide additional funding through a combination of debt and equity to fund its business plan. There is no assurance that short and long-term financing can be obtained to fulfill the Company's capital needs. Without the short or long-term financing, the Company will attempt to sell additional common stock to meet its current and future capital needs. If the Company is not able to obtain either short or long-term funding or funding through the sale of its common stock, the Company would be required to cut back its expansion plans and operate the facilities it currently has built, and fund its operations with internally generated funds from its integration, structured wiring and communications business units.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


C)   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The markets for the Company's services are characterized by intense competition, rapid technological development, regulatory changes and frequent new product introductions, all of which could impact the future value of the Company's assets.

D)   Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

E)   Property and Equipment

     Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated by using the straight-line method over the following useful lives:

                                                           YEARS

            Head-end facilities                               20
            Field operating equipment                      3 - 7
            Satellite demonstration equipment                  7
            Furniture, fixtures and office equipment       2 - 7
            Licenses                                          25

     Expenditures for maintenance and repairs are charged against income as incurred and major improvements are capitalized.

F)   Inventories

     Inventories are valued at the lower of cost or market. The cost is determined by using the first in first out ("FIFO") method. Inventories consist primarily of purchased technical equipment.

G)   Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over five years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if the estimated future operating cash flows are not achieved. Goodwill amortization expense for the years ended December 31, 2000 and 1999 was $1,722,000 and $121,000, respectively. Accumulated amortization at December 31, 2000 and 1999, are $1,224,000 and $192,000, respectively.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


H)   Intangible Assets

     Intangible assets consist of an exclusivity agreement and FCC licenses. The exclusivity agreement, made between the Company and Land Tejas Development LLC (see Note 10), is valued at approximately $1,120,000 whereas the FCC licenses, acquired as a component of the Link Two Communications, Inc. acquisition (see Note 2), are valued at approximately $28,371,000. The exclusivity agreement is being amortized on a straight-line basis over its term of five years whereas the FCC licenses are being amortized over twenty-five (25) years. Intangible amortization expense for the years ended December 31, 2000 and 1999 was $224,000 and $0, respectively. Accumulated amortization at December 31, 2000 and 1999, is $224,000 and $0, respectively.

I)   Income Taxes

     During 1998, the Company converted from a limited liability company to a C-Corporation and, as such, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

J)   Revenue Recognition

     The Company markets and services its products and services under the ClearWorks Communications, Inc., ClearWorks Home Systems, Inc., Link Two Communications, Inc. and United Computing Group, Inc. names.

     CLEARWORKS COMMUNICATIONS

     ClearWorks Communications provides Bundle Digital Services to business and residential customers, primarily in the Texas market. Revenue is derived from fees charged for the delivery of Bundled Digital Services, which includes telephone, long distance, internet, security monitoring and cable services. This subsidiary recognizes revenue and the related costs at the time the services are rendered.

     CLEARWORKS HOME SYSTEMS

     ClearWorks Home Systems provides structured wiring to homes, audio and visual components. This subsidiary recognizes revenue and the related costs at the time the services are performed. Revenue is derived from the billing of structured wiring to homes and the sale of audio and visual components to the homebuyers.

     LINK TWO COMMUNICATIONS

     Link Two provides customers with one and two way messaging systems over a national high-speed wireless broadband network. The revenue from these services is recognized as it is earned from the customer and incurs expense in the current period.

     UNITED COMPUTING GROUP

     United Computing Group provides business-to-business hardware and software network solutions and a network monitoring services. The revenue from the hardware and software sales is recognized at the time of shipment. The monitoring services recognition policy is to record revenue as earned.

     Earnings are charged with a provision for doubtful accounts based on collection experience and current review of the collectability of accounts receivable. Accounts receivable deemed uncollectable are charged against the allowance for doubtful accounts.

K)   Earnings (Loss) Per Common Share

     The Company computes net loss per share pursuant to Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic net loss per share is computed by dividing income or loss applicable to common stockholders by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted net loss per share is determined in the same manner as basic net loss per share except that the interest expense related to the Company's convertible debentures, net of tax, is added back to income or loss applicable to common stockholders and the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and dilutive conversion of the Company's convertible debt.

     During the years ended December 31, 2000 and 1999, warrants to purchase 755,000 and 2,710,000, respectively, shares of common stock were excluded from the calculation of earnings per share since their inclusion would be antidilutive.

L)   Research and Development

     The Company charges to expense research and development ("R&D") costs as incurred. Although the Company had no expenditures for R&D during 2000, the Company spent approximately $164,000 on R&D during 1999. The Company expects to commit substantial resources for R&D in order to improve and expand the performance and capability of its Bundled Digital Services.

M)   Fair Value of Financial Instruments

     Fair value estimates are made at discrete points in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgement, and therefore cannot be determined with precision.

     The Company believes that the carrying amounts of its financial instrument current assets and liabilities approximate the fair value of such items due to their nature. The carrying amounts of long-term of long-term debt and convertible debentures approximate fair value as the interest rates thereon approximate market.

N)   Reclassification

     The Company has reclassified certain revenues, costs and expenses for the year ended December 31, 1999, and to facilitate comparison to the year ended December 31, 2000.

O)   Restatement of Financial Statements

     The Company has reduced stock collateral from $7,265,625 to $0, which was previously recorded in the form 8-K and amended in this form filing. The offset to this reduction is common stock and paid in capital. Refer to Note 7 - Notes Payable for supplemental information.


NOTE 2 - BUSINESS COMBINATIONS:

     During November 2000, we acquired Link-Two Communications, Inc (Link) in a business combination accounted for as a purchase. Link is engaged in the development and delivery of one and two way messaging over a national high-speed wireless broadband network. We issued 7,667,000 common shares of our stock for all of the outstanding shares of Link. Prior to the closing of this transaction, we paid Link's principal creditor and suppliers approximately $8,500,000.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



     On September 15, 2000, the Company purchased the assets of LDConnect.com, which is engaged in the business of providing flat fee telephone long distance service and debit calling cards for the United States and Canada. At the time of the acquisition, LDConnect.com was a Texas corporation. The Company paid 1,000,000 shares of common stock for the purchase of LDConnect.com, which the Company valued at $4.00 per share for the purposes of this transaction.

     On March 17, 2000, the Company acquired all of the assets of Secure-All Security, a sole proprietorship engaged in the business of selling and installing security systems and monitoring the systems it installs. The Company paid $225,000, assumed liabilities totaling $131,000 and issued 34,000 shares of its common stock for the assets of Secure-All Security. The total purchase price, including certain acquisition costs, was $700,000 which has been recorded as goodwill to be amortized over five (5) years.

     The Company has entered into employment and stock option agreements with the former principal of Secure-All Security at the time of acquisition. Under the terms of the employment agreements the former principal shall receive a base salary and stock options issuable at six months, as well as the completion of the employees one year, two year and three year anniversary dates with the Company. These options will be issued at market price and each shall have a four-year vesting period.

     The following unaudited proforma information represents the combined results of operation (in thousands) of the Company as if the acquisition had occurred as of January 1, 2000:

                                              Link       Clearworks.net       Total       Adjustments    Proforma Total
                                           ----------   ----------------  ------------   -------------   --------------
     Revenues                               $      3        $ 29,294        $ 29,297        $     --        $ 29,297

     Costs and expenses                        1,672          57,968          59,640            (898)         58,742
                                            --------        --------        --------        --------        --------
     Net loss                               $ (1,669)       $(57,968)       $(28,674)       $   (898)       $(27,776)

                                            ========        ========        ========        ========        ========
     Basic and diluted loss per share                          (0.06)          (2.08)          (1.03)           (1.0)
                                            ========        ========        ========        ========        ========


     The proforma adjustments reflect interest expense for Link-Two Communications, Inc. which will not be incurred on a going forward basis. The associated debt was repaid at acquisition date.

     This proforma excludes LD Connect and Secure-All Security operations. These operations either recently commenced or in total are immaterial in related to the consolidated totals of Clearworks.net, Inc.

     The pro-forma information is not necessarily indicative of operating results that would have occurred if the acquisitions had in fact occurred on January 1, 2000, nor is it necessarily indicative of future operating results. The actual results of operations of an acquired company are included in the Company's consolidated financial statements only from the date of acquisition.

     On December 30, 1999, the Company acquired United Computing Group, Inc. and United Consulting Group, Inc. (collectively "UCG"), an accelerator company and computer hardware reseller firm located in Houston, Texas. The Company issued 2,000,000 shares of its restricted common stock and paid $500,000. The total purchase price for this acquisition was approximately $5,320,000. Goodwill of approximately $4,942,000 resulted from this transaction.

     The Company has entered into employment and stock option agreements with the former principals of United Computing Group, Inc. at the time of acquisition. Under the terms of the employment agreements, the former principals receive a base salary, a monthly cash bonus based on a percentage of earnings of United Computing Group, Inc. before interest and taxes, reimbursement of all reasonable, ordinary and necessary business expenses and participation in the Company's employee benefit plan. In addition, the Company has entered

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


     into option agreements with the former principals pursuant to which they can earn options to purchase up to a total of 1,000,000 shares of the Company's common stock to be issued pursuant to the Company's 1999 long-term Incentive Plan, based upon certain pre-determined revenue goals for United Computing Group, Inc. The options are exercisable, only if the revenue goals are met, at $.25 per share and expire December 30, 2000. In general, the options become exercisable in increasing amounts to the extent, if any, that United Computing Group, Inc.'s revenues exceed $15 million for the calendar year 2000, and all 1,000,000 options become exercisable if United Computing Group, Inc.'s revenues equal or exceed $42 million for the calendar year 2000. As a result of the Company's 1999 long-term Incentive Plan being disapproved, the aforementioned options have been cancelled. The Employment agreements were revised to provide the principals with free trading shares of common stock based upon the performance of the UCG. This resulted with the principals receiving approximately 444,000 shares of the Company's common stock.

     The purchase agreement provides that, at the election of the UCG shareholders, all the shares of UCG will be returned to the UCG shareholders and the UCG shareholders will return all but 500,000 shares of the Company's common stock (I) if the closing bid price for the Company's common stock is less that $1.50 per share during certain specified periods, or (ii) if the Company does not provide UCG sufficient capital for UCG to maintain a positive working capital ratio of 1.2 during the period from March 1, 2000 until December 31, 2000. Should the Company return all of the shares of UCG to the UCG shareholders and the UCG shareholders return all but 500,000 shares of the Company's common stock to the Company, UCG would be required to repay the $500,000 paid to UCG at closing. The period of recision ended at December 31, 2000 resulting in the completion of the acquisition.

     On April 30, 1999, the Company acquired Archer Mickelson Technologies, LLC ("Archer') a systems integration firm located in Houston, Texas. In exchange for one hundred percent (100%) of the membership interests of Archer, the Company paid $50,000 in cash and issued 75,000 shares of its restricted common stock, issued under Rule 144, to the sole member. The total purchase price for this acquisition, including certain acquisition costs, was $130,500. Goodwill in the approximate amount of $76,000 resulted from this transaction.

     The net purchase price of the 1999 acquisitions has been allocated as follows: (in thousands)


            Accounts receivable, net                       $ 2,526
            Inventories                                        191
            Prepaid expenses and other current assets          131
            Property and equipment, net                         92
            Goodwill                                         5,018
            Other assets                                        19
            Accounts payable                                (2,278)
            Accrued expenses                                  (290)
            Notes payable                                      (50)
                                                           --------

            Purchase price, net of cash received           $ 5,359


     On May 26, 1998, the Company acquired InfraResources, LLC ("InfraResources") in a business combination accounted for as a purchase. InfraResources is primarily engaged in integration technology services. To culminate this transaction, the Company issued 80,000 shares of restricted common stock valued at $165,000 and paid no cash to InfraResources. However, the Company assumed debt of $40,000 and immediately paid it off. Goodwill in the approximate amount of $204,000 resulted from this transaction.

     On May 29, 1998, the Company acquired Team Renaissance, Inc. ("Team Renaissance") in a business combination accounted for as a purchase. Team Renaissance is primarily engaged in structured wiring solutions for residences and businesses. The Company issued 156,250 shares of restricted common stock

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


     valued at $322,000 to Team Renaissance in culminating this transaction. Goodwill in the approximate amount of $292,000 resulted from this transaction.

     The Company purchased the assets of John Diaz d.b.a. Vitadel
     Communications, an individual residing in Texas, on November 19, 1998. In exchange for these assets, the Company issued 98,039 shares of its common stock valued at $150,000. Goodwill in the approximate amount of $126,000 resulted from this transaction.

     The following unaudited pro forma information represents the combined results of operations of the Company as if the acquisitions had occurred as of January 1, 1999: (in thousands)

                                                       1999
                                                     ---------
            Revenues                                 $  13,241
            Costs and expenses                          19,648
                                                     ---------
                 Net loss                            $  (6,445)
                                                     ---------
            Basic and diluted loss per share         $    (.36)
                                                     ---------

     On May 9, 2000, Clearworks Home Systems, Inc. (CHS), a wholly owned subsidiary, entered into a letter of intent with Home Systems Integration
     (HSI) to acquire substantially all of the assets of the business. HSI is in the business of providing residential structured wiring, security systems, audio/video solutions and home automation. Subsequent to signing the letter of intent, the principles of HSI disposed of certain assets without the permission or knowledge of CHS. The transaction is still pending based upon HSI's ability to recover and retain possession of all assets referred to in the letter of intent. (see Note 9)


NOTE 3 - STOCK SUBSCRIPTION RECEIVABLE:

     The Company sold 1,800,000 shares of its common stock to KMA Investments during April 1999 and recorded a stock subscription receivable in the amount of $450,000. The funds for this stock sale were collected in February 2000.


NOTE 4 - PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following at December 31, 2000 and 1999: (in thousands)


                                                     2000            1999
                                                  ----------------------------
     Head-end Facilities                           $ 4,652         $ 1,576
     Computers & Software                            1,063           - 0 -
     Leasehold Improvements                             36           - 0 -
     Operating Equipment                             1,670             625
     Tools                                              61           - 0 -
     Transportation Equipment                          194           - 0 -
     Furniture, Fixtures and Equipment                  70             177
                                                   -------         -------
          Total                                      7,746           2,378
     Accumulated depreciation                       (1,224)           (122)
                                                   -------         -------
     Property and equipment, net                   $ 6,522         $ 2,256
                                                   =======         =======

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



NOTE 5 - CAPITAL LEASES OBLIGATIONS:

     The Company leases certain computer equipment from Cisco Systems Capital under a capital lease expiring October 2003. The assets and liabilities under the capital lease are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the estimated useful life with the value and depreciation being included as a component of Property and Equipment under operating equipment.

     Minimum future lease payments under capital lease as of December 31, 2000 for each of the next five years and in the aggregate are:



            Year Ended                                      Amount
              2001                                       $   14,427
              2002                                           14,427
              2003                                           12,022

            Total minimum lease payments                 $   43,280
            Less: Amount representing interest                5,749
            Present value of net minimum lease payment   $   37,531

NOTE 6 - ACCRUED EXPENSES:

     Accrued expenses consist of the following at December 31, 2000 and 1999:
     (in thousands)

                                                  2000            1999
                                               ------------------------
            Accrued payroll & incentives       $    253          $   45
            Accrued interest                        940              80
            Accrued legal                         3,500             - 0 -
            Other                                   326              24
                                               --------          ------

            Total accrued expenses             $  4,999          $  149
                                               ========          ======

NOTE 7 - NOTES PAYABLE:

     The following table lists the Company's note obligations as of December 31, 2000 and 1999: (in thousands)

                               Annual
                              Interest                               Amount
                               RATE        DUE DATE            2000           1999
                            -----------   ----------        ------------------------
        Eagle Wireless         10.0%       Demand           $  2,963        $  - 0 -
        Hou-Tex                10.0%       Demand                500           - 0 -
        M. McClere             12.0%       Jan. 2000             230            150
        KMA Investments        12.0%       July 2000           - 0 -            802
        NTL Securities         12.0%       May 2001            - 0 -            500
        Other                 Various      Various          $    156        $    93
                                                            ------------------------

                      Total notes payable                   $  3,849        $ 1,545
                      Less current portion                    (3,743)        (1,010)
                                                                            -------

                      Total long-term debt                  $    106        $   535
                                                            ========        =======

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


     In conjunction with the merger between the Company and Eagle Wireless International, Inc. (Eagle) (see note 16), Eagle loaned the Company $2,500,000 to meet its immediate cash flow needs. This loan, bearing interest at ten percent (10%) was issued in three installments during October, November and December 2000. Repayment of the loans is secured by all of the assets of the Company. The Company issued 3,000,000 shares of its common stock as additional collateral for the loan with a value of $7,265,625.

     On August 4, 1999, the Company borrowed $802,000 from KMA Investments at an interest rate of 12% per year. This loan is due and payable on or before July 9, 2000, and is evidenced by a promissory note. If the note and all accrued interest is not paid when due, the delinquent amount automatically converts into shares of the Company's common stock at the rate of one share for each $1.375 of principal and/or interest outstanding. The Company may prepay the principal and accrued interest only after giving the holder 30 days prior notice to effect conversion. During April 2000, this note was converted into 588,747 shares of the Company's restricted common stock covering principal and interest.

     On October 14, 1999, the Company borrowed $500,000 from NTL Securities. This loan is evidenced by a promissory note and accrues interest at the rate of 12% per year. All accrued interest and unpaid principal are due on May 1, 2001. On September 25, 2000, the two parties agreed to convert this note into 250,000 shares of the Company's common stock.

     Two notes payable to Michael T. McClere, the Company's Chief Executive Officer, outstanding at December 31, 1998 were repaid during 1999. On December 13, 1999, the Company borrowed $150,000 from Mr. McClere. This loan was evidenced by a promissory note bearing interest at the rate of 12% per year and it was repaid on January 10, 2000. During 2000, Mr. McClere advanced the Company an additional $230,000 and is payable upon demand.


NOTE 8 - CONVERTIBLE DEBENTURES:

     On December 13, 1999, the Company closed a private placement transaction with Candlelight Investors, LLC, and ("Candlelight") a Delaware limited liability company. In the private placement, the Company received from Candlelight a total of $3,000,000 in exchange for $3,000,000 total face value 6% convertible debentures due December 13, 2001, together with warrants to purchase up to 210,000 shares of common stock. The Company determined the warrants to have a total value of $215,000 on the date of issuance and recorded this amount as a discount against the convertible debentures.

     The warrants are exercisable at $3.16 per share. The debentures are convertible at the lower of $3.30 per share or ninety-two percent (92%) of the average of the three lowest closing bid prices for the Company's common stock during the 30 days immediately preceding conversion. However, if the average lowest closing price is less than $1.50 per share, then the conversion price of the debentures shall be equal to the average lowest closing price without modification. Because the conversion price of these debentures was less than the fair value of the Company's common stock on the date of issuance, the Company has recorded as interest expense the intrinsic value of the beneficial conversion feature. The intrinsic value of the beneficial conversion feature was determined to be $650,000.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



     Because the conversion price of these debentures was less than the fair value of the Company's common stock on the date of issuance, the Company recorded as interest expense the value of the beneficial conversion feature. The value of the beneficial conversion feature was determined to be $650,000. The Company also gave Candlelight the right to acquire, upon total payment to the Company of $2,000,000, an additional $2,000,000 face value of debentures and additional warrants to purchase up to 140,000 shares of common stock.

     In connection with the private placement, the Company agreed not to sell any of its securities until July 4, 2000, unless the securities are (1) issued in connection with a public offering of at least $15 million, (2) in connection with an acquisition of additional businesses or assets or (3) as compensation to employees, consultants, officers or directors.

     On March 15, 2000, the Company issued an additional $2,000,000 of 6% convertible debentures to Candlelight with conversion features similar to those noted above. Because the conversion price of these debentures was less than the fair value of the Company's common stock on the date of issuance, the Company has recorded as interest expense the value of the beneficial conversion feature. The value of the beneficial conversion features exceeded the carrying value of the convertible debentures (net of discount allocable to detachable warrants discussed below), therefore, the charge to interest expense was limited to approximately $1,701,000.

     The 6% convertible debentures issued on March 15, 2000 were also issued with detachable warrants, exercisable at $3.16 per share. The warrants can be converted into 140,000 shares of common stock. The Company determined the warrants to have a total value of approximately $299,000 on the date of issuance and recorded this amount as a discount against the convertible debentures. This discount will be amortized to interest expense over the term of the convertible debentures.

     On April 19, 2000, the Company issued an additional $2,000,000 of 6% convertible debentures to Candlelight with conversion features similar to those noted above. Because the conversion price of these debentures was less than the fair value of the Company's common stock on the date of issuance, the Company has recorded as interest expense the value of the beneficial conversion feature. The value of the beneficial conversion feature exceeded the carrying value of the debentures (net of discount allocable to detachable warrants discussed below), therefore, the charge to interest expense was limited to $1,716,000.

     The 6% convertible debentures issued on April 19, 2000 were also issued with detachable warrants, exercisable at $3.16 per share. The warrants can be converted into 140,000 shares of common stock. The Company determined the warrants have a total value of $284,000 on the date of issuance and recorded this amount as a discount against the convertible debentures. This discount will be amortized to interest expense over the term on the convertible debenture.

     This debenture contained a stipulation that required the Company to register all underlying shares of common stock by May 19, 2000. This registration did not occur resulting in a situation of default. As a result of said default, the Company is deemed to owe Candlelight approximately $290,000 at December 31, 2000.

     During the year, Candlelight converted $5,000,000 total face value of the 6% convertible debentures into 1,888,257 shares of common stock. At the dates of conversion, the Company charged deferred financing charges and convertible debenture discount related to the convertible debentures to additional paid in capital.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



     On December 13, 2000, Candlelight served notice that the principal and accrued interest of the 6% convertible debenture dated April 19, 2000 to be repaid in accordance with the terms of the debenture. As a result of this call and the subsequent lawsuit served by Candlelight against the Company (see Note 10), all deferred costs and penalties associated with this debenture have been expensed.


NOTE 9 - LINE OF CREDIT:

     The Company, through its subsidiary UCG, maintains a $3,000,000 line of credit with IBM Credit Corporation (IBM) bearing a variable rate of interest. At December 31, 2000 a balance of $2,376,824 existed. Payments are due every ten(10) days. Subsequent to December 31, 2000, the credit line has been increased to $6,000,000.

     As part of the agreement, UCG must maintain annual revenues of greater than zero and equal to or less than 40.0 : 1.0; a ratio of net profit after tax to revenues equal to or greater than 1.25 percent; and a ratio of total liabilities to tangible net worth greater than zero and equal to or less than 10.0 : 1.0. Additionally, UCG must maintain a standard all-risk insurance policy in the amount of at least $300,000 with IBM being named lender loss payee.


NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES:

     LEGAL PROCEEDINGS

     Coinciding with the reverse merger with Southeast, the former management of Southeast established a trust to provide for the orderly liquidation of any alleged claims existing as of the date of acquisition. Certain stockholders of Southeast have contributed 86,000 free trading shares of the Company's common stock to the trust to satisfy approximately $150,000 of alleged claims. Due to the resignation of the trustee, the trust shares have been deposited in the registry of the Harris County Texas District Court, and the Company has been named a nominal defendant in an Interpleader action. The Company intends to vigorously defend its position by requesting the court release the stock for payment of all alleged claims as was originally intended. The Company's management does not expect that the results of this legal proceeding will have a material adverse effect on the Company's financial condition or results of operations.

     The Company was a defendant in Tim Pennington v. ClearWorks Technologies, Inc. and James W. Walters. Tim Pennington has recently filed a petition asserting claims against the Company. These claims allegedly first arose with Mr. Pennington's employment with Southeast Tire Recycling, Inc. Mr. Pennington claims that he had an employment agreement with Southeast Tire Recycling, Inc. providing him with options to purchase up to 175,000 shares of free trading stock, 100,000 shares of restricted stock, and an additional 50,000 shares for every six (6) months of Pennington's employment. Pennington claims that his employment agreement was breached by Southeast Tire prior to the merger. Pennington also claims that he was also the owner of 300,000 shares of common stock of Southeast Tire. Pennington's claims are addressed to ClearWorks, although the alleged misconduct was not the conduct of ClearWorks but that of its predecessor, Southeast Tire, and its shareholders, officers and directors. Pennington's claims are grounded in fraud, state and federal securities fraud, and conversion. Pennington seeks a judgement in excess of $100,000 plus punitive damages, court costs, attorneys' fees and interest. This suit was settled on December 1, 2000 whereby the Company was ordered to pay $135,000 to Mr. Pennington.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


     The Company was a plaintiff in ClearWorks.net, Inc. v. Michael C. Callihan and Linda Callihan. This suit was filed February 25, 2000 (after attempts to mediate were unsuccessful) alleging causes of action based on breach of contract, breach of warranty, fraud in stock transactions and common law fraud. The facts underlying the lawsuit are as follows: On or about May 21, 1998, the principal shareholder of Team Renaissance, Inc. entered into a merger agreement with ClearWorks. Shortly thereafter, the principal shareholder, Michael Callihan, requested that the Company pay in full promissory notes in which Mr. Callihan was the payee. However, those promissory notes were neither disclosed in the merger agreement nor attached to the merger agreement as exhibits. A dispute arose between ClearWorks and Mr. Callihan regarding the validity of the promissory notes. Additionally, a dispute arose regarding credit card accounts held in the name of Mr. Callihan which Mr. Callihan claims are the obligation of the Company and which the Company claims are the personal debt Mr. and Mrs. Callihan. Also, prior to closing, ClearWorks learned that the Callihans had failed to make payments to its employees and contractors, and had also failed to pay its suppliers, in direct violation of the merger agreement between the parties. In this suit, ClearWorks seeks return of shares previously issued to Mr. Callihan in connection with the events underlying the suit. This suit was settled on November 29, 2000 whereby the Company was ordered to issue 140,000 shares of its common stock to the Callihans.

     The Company also currently is a defendant in Robert Horn vs. ClearWorks Technologies, Inc. The suit was filed March 25, 1999, alleging causes of action based on breach of contract in the amount of approximately $250,000; 100,000 shares of ClearWorks common stock; alleged lost commissions and attorney fees. The facts underlying this lawsuit are as follows: Robert Horn entered into an employment agreement with the Company effective April 1, 1998. The employment agreement contained a condition precedent which stated: "The completion and subsequent release of escrow money associated with the initial 504 offering of the Company's securities on or before May 1, 1998, is a condition precedent to the obligation of any party hereunder". The condition precedent was not met because the Company did not have a 504 offering prior to May 1, 1998. On July 1, 1998, Mr. Horn tendered his notice of resignation effective July 31, 1998. On March 25, 1999, Mr. Horn filed a lawsuit claiming that the Company had terminated Mr. Horn's employment without cause. The Company filed an answer on April 16, 1999, denying the claim and asserting its affirmative defenses. The Company attempted to mediate this case but was unsuccessful. The suit is currently in the discovery phase with a trial date set for the two-week period beginning February 5, 2001. The Company continues to vigorously contest these claims by Robert Horn on the basis that they are without merit.

     The Company is a defendant in Sherman Gerald Mason, d/b/a Castle Developments, Ltd. vs. ClearWorks Technologies, Inc. On December 17, 1999, Sherman Mason d/b/a Castle Developments, Ltd. filed suit against the Company. In his Original Petition, Mr. Mason alleges the breach of a consulting agreement with the Company and seeks recovery of 500,000 shares of stock. He also seeks recovery of alleged monthly retainer payments in an undisclosed amount and seeks injunctive relief. The Company has filed an answer disputing all liability, asserting that the contract was terminable and that the contract is not enforceable because of the prior breaches of the consulting agreement by Mr. Mason. This suit was only recently served upon the Company. The Company has answered. In October 2000, both parties have agreed to binding arbitration. To date, no discovery has occurred.

     The Company is a defendant in Carl Thompson Associates, Inc. vs. ClearWorks.net, Inc. On October 4, 2000, Carl Thompson Associates, Inc. filed suit presenting claims for breach of contract, unjust enrichment, action on account, quantum meruit, and breach of contract-implied covenant of good faith and fair dealing and seeks recovery of damages in the sum of $521,415 plus court costs. The Company denies the claims and has filed an answer disputing the claims with affirmative defenses.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


     The Company is a defendant in Valley First Community Bank vs. ClearWorks.net, Inc. and ClearWorks Home Systems, Inc. On August 16, 2000, Valley First Community Bank (Valley) filed suit alleging a breach of contract, breach of implied duty of good faith and fair dealing, conversion, intentional interference with contract, and promissory estoppel/detrimental reliance. This suit arose when ClearWorks Home Systems, Inc. (CHS) executed a binding letter of intent to purchase from Valley certain assets, which Valley represented to CHS that it held first lien for a purchase price of $150,000. Subsequently, CHS learned Valley did not in fact hold a first lien on such assets, rather such assets were sold in a landlord's auction. As a result, CHS did not remit $150,000 to Valley for payment. (see Note 2) To date, no discovery has occurred and the Company intends to vigorously contest all claims in this case.

     The Company is a defendant in CASE NO.G003947; STATE OF FLORIDA DEPARTMENT OF ENVIRONMENTAL PROTECTION VS. RECO TRICOTE, INC. AND SOUTHEAST TIRE RECYCLING, INC. A/K/A CLEARWORK.NET, INC.; IN THE CIRCUIT COURT OF THE TENTH JUDICIAL CIRCUIT IN AND FOR POLK COUNTY, FLORIDA. On December 13, 2000, Buckalew sued the Company presenting claims for recovery costs and penalties for a waste tire processing facility. The suit seeks recovery of costs and penalties in a sum in excess of $1,000,000, attorneys' fees and cost of court. The Company immediately filed a Motion to Strike Portions of the Complaint/or for a More Definite Statement and a Motion to Dismiss. The Florida EPA is amending the petition. Clearworks denies the claims and intends to vigorously contest all claims in this case and to enforce its indemnification rights against the principals of Southeast Tire Recycling.

     ClearWorks Structured Wiring Services is a defendant in CAUSE NO. 728431; CHARTERWOOD ASSOCIATES, LTD. V. CLEARWORKS STRUCTURED WIRING SERVICES, INC.; IN THE COUNTY CIVIL COURT AT LAW NUMBER THREE (3), HARRIS COUNTY, TEXAS. On January 21, 2000, Charterwood Associates, a Texas Limited Partnership, sued Clearworks Structured Wiring Services, Inc., a subsidiary of ClearWorks. The suit presents claims for breach of a contract to design, operate and maintain "bundled digital services" to Plaintiff's apartment complex. The suit seeks recovery of damages in the sum of $78,746.69 plus interest, attorneys' fees and court costs. ClearWorks denies the claims. ClearWorks maintains its own claims for breach of contract in connection with the same project. ClearWorks has filed an affidavit claiming a lien against the apartment project owned by the Plaintiffs, claiming that $52,800 is unpaid for services and materials provided. ClearWorks will seek attorneys' fees, interest and cost of court in connection with its counter-claim, when filed. No discovery has been taken. The court has scheduled a trial date beginning the week of March 5, 2001. ClearWorks intends to vigorously contest all claims in this case. ClearWorks also expects to vigorously pursue collection of its claims for services rendered and materials provided

     The Company is a defendant in CAUSE NO. 746069; THE CONNECTION GROUP VS. CLEARWORK.NET, INC.; IN THE COUNTY COURT AT LAW NO. 1, HARRIS COUNTY, Texas. On January 19, 2001, The Connection Group sued the Company presenting claims for payment of an account. The suit seeks recovery of damages in the sum of $4,516, attorneys' fees and cost of court. The Company will immediately file an answer denying all claims

     United Consulting Group, Inc. and United Computing Group, Inc., are defendants and counter-plaintiffs in SALES CONSULTANTS OF HOUSTON'S V. UNITED CONSULTING GROUP, INC. AND UNITED COMPUTING GROUP, INC.; In the County Civil Court at Law Number 1 of Harris County, Texas; Cause No. 720200. Plaintiffs filed their lawsuit on August 24, 1999 alleging causes of action based on breach of contract and fraud. The facts underlying the lawsuit are as follows: On or about March 16, 1999, Sales Consultants of Houston, which is in the personnel placement business, entered into an agreement with United Consulting Group, Inc. in which United Consulting agreed to pay Sales Consultants a finder's fee for placing an employee with United Consulting. United Consulting agreed to pay a finder's fee in the amount of 30% of the new employee's base salary. Shortly thereafter, a dispute arose regarding the amount of the new employee's base salary. United Consulting claims that the base salary was $8,000 because the new employee was offered $4,000 per month for only two months plus commissions. Sales Consultants claims that the new employee's base salary is calculated by multiplying $4,000 (the first two month's base salary) by 12 months and arrives at a base salary of $48,000. Consequently, the finder's fee was not paid. This suit was an uninsured claim in the amount of approximately $5,000. United Consulting filed an Answer on August 30, 1999 denying Sales Consultants' claims and also filed a Counterclaim for Declaratory Judgement on October 21, 1999. ClearWorks is vigorously contesting the claims by Sales Consultants on the basis that they are without merit

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



     The Company is a defendant in CAUSE NO. 00-361-C; BUCKALEW EMPLOYMENT SERVICES, INC. VS. CLEARWORK.NET, INC. D.B.A. CLEARWORKS TECHNOLOGIES, INC.; IN THE DISTRICT COURT OF KLEBERG COUNTY, TEXAS. On July 14, 2000, Buckalew sued the Company presenting claims for payment of an account. The suit seeks recovery of damages in the sum of $13,833, attorneys' fees and cost of court. Buckalew filed a motion for substitute service and the company was served on September 27, 2000 by posting the petition to the door at 2450 Fondren, Suite 200, Houston, Texas 77063. The Company, however, never became aware of such lawsuit, and Buckalew made no attempt to contact the Company's general counsel. In the interim, the Company made a substantial payment directly to Buckalew and, at the time the lawsuit was filed, owed not more than $1,000 to Buckalew. The Company became aware of such lawsuit on October 25, 2000 and immediately contacted Buckalew's counsel. Upon receiving a copy of the lawsuit via fax, the Company immediately filed an answer denying all claims. At this time, Buckalew is demanding over $6,000 in attorney fees.

     The Company is a defendant in Candlelight Investors LLC v. Clearworks.net, Inc. et al which is pending in the Supreme Court of the State of New York, County of New York. Plaintiff seeks a judgment against the Company arising out of the alleged failure of Clearworks.net, Inc. to convert certain debentures of the Company into common stock of Clearworks, to register stock to permit such conversion, and for other alleged breaches relating to agreements between plaintiff and Clearworks. Plaintiff seeks compensatory damages exceeding $2,763,998, injunctive relief, specific performance, punitive damages and other relief. In March, 2001, the trial court denied plaintiff's application for a preliminary injunction, and reserved judgment on the motions by the Company and H. Dean Cubley to dismiss the complaint as against them for lack of personal jurisdiction. Those motions have been briefed and are scheduled to be argued on May 3, 2001. The defendants deny the allegations of the complaint.

     The Company is defendant in Kaufman Bros., LLP v. Clearworks.Net, Inc., et al, (Index No. 600939/01), which is pending in the Supreme Court of the State of New York, County of New York. In this action, plaintiff alleges that defendants have breached an agreement with Clearworks to pay plaintiff a fee for financial advice and services allegedly rendered by plaintiff. The complaint seeks compensatory damages of $4,000,000, plus attorneys' fees and costs. The defendants, including the Company, have moved to dismiss the action on the grounds that the court has no personal jurisdiction over them. Briefing on those motions has not been completed. The defendants deny the allegations of the complaint.

     LEASE COMMITMENTS

     The Company leases its principal offices in Houston, Texas, consisting of approximately 9,000 square feet of office space, expiring in 2003. The Company also leases warehouse space in Houston, Texas, expiring in 2000. There are sales offices located in Dallas and San Antonio, Texas and Phoenix, Arizona. United Computing Group, Inc. leases approximately 8,000 square feed of office and warehouse space in Houston, Texas, expiring in 2002.

     Future minimum lease payments for non-cancelable operating leases having initial or remaining terms in excess of one year are as follows: (in thousands)

                              DECEMBER 31,           AMOUNT
                              -----------            ------
                                 2001                $  177
                                 2002                   180
                                 2003                    56
                                                     ------
                                   Total             $  413
                                                     ======

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


     On April 24, 2000, the Company entered into a one-year agreement with Billing Concepts, Inc. (BCI) whereby BCI will provide collection services for the Company. The monthly charge for the transaction processing services shall be no less than $5,000 but may surpass this amount based upon actual processing charges. Following expiration of the initial term, this agreement shall automatically renew for successive one (1) year terms unless either party provides the other in writing at least sixty (60) days prior to the expiration of the initial term or any automatic renewal term that either party desires to terminate this agreement effective on the last day of the initial term or any automatic renewal term

     In January 2000, the Company entered into a service agreement with Land Tejas Development LLC (Land Tejas) whereby the Company will serve as the exclusive provider of Bundled Digital Services in communities developed by Land Tejas. At the effective date of this agreement, the Company owed to Land Tejas an up-front fee of approximately $540,000 for the right to access lots at Land Tejas communities. This amount had initially been recorded as an accrued liability on the accompanying consolidated balance sheet. The Company also issued warrants to purchase 300,000 shares of common stock at an average price of $2.00 per share to certain principals of Land Tejas. The fair value of these warrants was determined to be $580,000. Both the accrued access fees and warrant fair values have been capitalized and included in intangible assets (see Note 1) in the accompanying balance sheet to be amortized over the asset's estimated useful life of five years. In March 2000, these warrants were exercised and the Company thus received two note receivables in the amount of $300,000 each. Subsequently, the two parties agreed to exchange these notes for initial up front debt incurred by the Company as well as additional fees.


NOTE 11 - STOCK OPTIONS AND WARRANTS:

     LONG-TERM INCENTIVE PLAN

     On May 12, 1999, the Long-Term Incentive Plan (the "1999 Plan") was adopted by the Board of Directors. In order to become and remain fully effective, the 1999 Plan must be approved by the shareholders of the Company on or before May 12, 2000. None of the options granted pursuant to the 1999 Plan may be exercised unless and until the 1999 Plan is approved by the shareholders. Pursuant to the 1999 Plan, an aggregate of 10,000,000 shares of common stock may be granted to key employees, directors and other persons have contributed or are contributing to the Company's success. Alternatively, options to purchase common stock, stock appreciation rights or cash may be granted instead of outright awards of stock. The options that may be granted pursuant to the 1999 Plan may be either incentive options qualifying for beneficial tax treatment for the recipient or nonqualified options. The 1999 Plan is administered by the Board of Directors. Administration of the 1999 Plan includes determination of the terms of options granted under the 1999 Plan. At December 31, 1999, options to purchase 3,027,500 shares were granted upon stockholder approval under the 1999 Plan. On April 31, 2000, the Company held its Annual Stockholder's meeting in which a proposal to approve the 1999 Plan was submitted to the stockholders for a vote. The proposal did not pass and the meeting was continued until May 11, 2000. At such time, the proposal was defeated resulting in the stock options granted to the Company's key employees becoming unenforceable and invalid.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



     STOCK WARRANT PLAN

     Effective as of April 24, 1998, Southeast instituted a Stock Warrant Plan (the "Warrant Plan"). After the merger of Southeast into the Company on May 12, 1998, the Warrant Plan continued to be effective as the Company's stock warrant plan. Pursuant to the Warrant Plan, the Company may issue Class A Warrants or Class B Warrants to key employees, directors, and other persons who have contributed or are contributing to the Company's success. Each Class A or Class B Warrant allows the holder to purchase one share of common stock. The maximum number of shares underlying all warrants that may be granted pursuant to the Warrant Plan is limited to 5,000,000 shares. The warrants granted pursuant to the Warrant Plan may be considered either incentive options qualifying for beneficial tax treatment for the recipient or nonqualified options. The Warrant Plan is administered by the Board of Directors. At December 31, 1999, Class A Warrants to purchase 1,000,000 shares at $3.00 per share and Class B Warrants to purchase 1,000,000 shares at $6.00 per share were outstanding under the Warrant Plan.

     On August 31, 2000, the Company issued 99,996 warrants to Carl Chase which have an exercise price of $0.25 per share. The warrants have a one-year term and vest monthly in increments of 8,333 warrants per month beginning on August 31, 2000. As of December 31, 2000, 41,665 warrants have been exercised.

     During 1999, the Company issued 210,000 warrants in connections with the issuance of 6% convertible debentures and determined them to have a total value of $215,000 on the date of issuance and recorded this amount as a discount against the convertible debentures (See Note 8). The Company issued an additional 250,000 warrants to an entity in connection with capital raising activities. The Company determined the fair value of these warrants to be $378,000 on the date of issuance and has recorded this amount as deferred financing charges, as a separate component of stockholders' equity to be amortized over the expected period of benefit. The Company also issued and amortized over the expected period of benefit. The Company also issued an additional 250,000 warrants to a consultant of the Company for services performed. The Company determined the fair value of these warrants to be $648,000 on the date of issuance and charged this amount to earnings on that date.

     Of the 2,710,000 warrants outstanding at December 31, 1999, 500,000 expire during 2000; 210,000 expire during 2002; 1,000,000 expire on April 24, 2008.


NOTE 12 - INCOME TAXES:

     Income tax expense (benefit) attributable to income from continuing operations differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to pretax income from continuing operations as a result of the following: (in thousands)


                                                          2000          1999
                                                        ----------------------
         Computed "expected" tax benefit                $(9,749)      $(1,754)
         Increase in valuation allowance                  9,105         1,137
         Non-deductible warrant and
            beneficial conversion expenses                - 0 -           473
         Non-deductible amortization of goodwill            585            40
         Non-deductible stock option expense              - 0 -            77
         Other                                               59            27
                                                        -------       -------
                                                        $ - 0 -       $ - 0 -
                                                        =======       =======

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 are presented below: (in thousands)

            Deferred tax assets:
            Accounts receivable, principally due to allowance for
               doubtful accounts                                     $   102

      Net operating loss carry-forwards                                8,562
            Other                                                         25
                                                                     -------
                Total gross deferred tax assets                        8,689
            Less valuation allowance                                  (8,505)
                                                                     -------
            Net deferred tax assets                                      184
                                                                     -------


            Deferred tax liabilities:
                Plant and equipment, principally due to differences
                in depreciation                                          184
                                                                     -------
            Net deferred tax liability                               $ - 0 -
                                                                     =======



     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 are presented below: (in thousands)

            Deferred tax assets:
            Accounts receivable, principally due to allowance for
               doubtful accounts                                     $    29

            Net operating loss carryforwards                           1,457
            Other                                                          6
                                                                     -------
                Total gross deferred tax assets                        1,492
            Less valuation allowance                                  (1,409)
                                                                     -------
            Net deferred tax assets                                       83
                                                                     -------

            Deferred tax liabilities:
                Plant and equipment, principally due to differences
                in depreciation                                           83
                                                                     -------
            Net deferred tax liability                               $ - 0 -
                                                                     =======


     The valuation allowance for deferred tax assets as of December 31, 2000 and 1999 was $8,505,000 and $1,409,000, respectively. The net change in the total valuation allowance for the years ended December, 31, 2000 and 1999 was an increase of $9,105,000 and $1,137,000, respectively. At December 31, 2000 and 1999, the Company has net operating loss carryforwards of $25,182,000 and $4,284,000 which are available to offset future federal taxable income, if any, with expirations through 2020.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



     During the year ended December 31, 2000, the Company issued 23,098,723 shares of common stock. The following table summarizes the shares of common stock issued:

            Shares outstanding December 31, 1999                  20,884,957
              Shares issued for cash                                 203,833
              Shares issued for acquisitions                       8,701,000
              Shares issued for legal settlements                    708,330
              Shares issued for debentures                         1,885,257
              Shares issued for conversion of Debt                 5,018,094
              Shares issued for conversion of warrants               385,412
              Shares issued for compensation and services          3,196,797
                                                                 -----------

                  Shares outstanding December 31, 2000            40,983,680

     During 2000, the Company issued 203,833 shares of its common stock for cash of $367,000 through a private placement offering.

     The Company issued 1,000,000 and 34,000 shares of its restricted common stock for the asset purchases of LD Connect and Secure-All Security Systems, respectively and 7,667,000 shares of its restricted common stock for the acquisition of Link-Two Communications, Inc.

     The Company issued 708,330 shares of its restricted common stock to various individuals and companies as settlement of various lawsuits.

     The Company issued 1,885,257; 652,451; 250,000; and 10,000 shares of its restricted common stock to Candlelight Investors, LLC, KMA Investments, NTL Securities and Creditors Financial, Inc. as repayment of various debt agreements.

     The Company issued 3,000,000 shares of its common stock to Eagle Wireless International, Inc. to serve as additional collateral from the loan agreements.

     The Company issued 385,412 shares of its common stock to various individuals and companies through the conversion of warrant agreements.

     The Company issued 3,196,797 shares of its restricted common stock to certain employees of the Company and non-affiliated personnel as compensation for services rendered to the Company. The Company charged as compensation expense the fair value of the common stock on the date of issuance.


NOTE 14 - MAJOR CUSTOMERS:

     During the year ended December 31, 2000, the Company had sales to Enron, Duke and Hines that accounted for 18%, 13% and 10% of total revenues for the year. During the year ended December 31, 1999, the Company had sales to the Texas A&M University system that accounted for 12% of total revenues for the year.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 15 - INDUSTRY SEGMENTS:

     The Company has adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". At December 31, 2000 the Company's five business units have separate management teams and infrastructures that offer different products and services. The business units have been aggregated into five reportable segments (described below) since the long-term financial performance of these reportable segments is affected by similar economic conditions.

     CLEARWORKS COMMUNICATIONS, INC. subsidiary focuses primarily on the delivery of integrated voice, video and data market for bundled consumption. The Company deploys dial tone, multi-channel digital video services, dedicated Internet connectivity, on-demand video rental, voicemail, security monitoring and a community intranet as a Bundled Digital Service into the home or office. ClearWorks Communications provides solutions to consumers by implementing technology, both within the community and within the home. Within the residential community, ClearWorks Communications is installing fiber optic backbones to deliver voice, video and data solutions directly to consumers.

     CLEARWORKS STRUCTURED WIRING SERVICES, INC. subsidiary focuses primarily on developing residential, commercial and educational accounts for deployment of structured wiring solutions and sale audio and visual equipment to new construction single family and multi-family dwelling units. These customers consist of companies, school districts and universities and individuals that seek outside expertise to deploy fiber-optic and copper-based structured wiring solutions. ClearWorks Structured Wiring Services generates revenue through time and materials billings, consulting contracts, service and support contracts.

     CLEARWORKS INTEGRATION SERVICES, INC. subsidiary provides information technology staffing personnel, network engineering, vendor evaluation of network hardware, resale of network hardware, implementation of network hardware and support of private and enterprise networks. Additional services include desktop rollouts, multi-platform supports and Local Area Networks ("LAN") as well as Wide Area Networks ("WAN") analysis and server deployment.

     UNITED COMPUTING GROUP, INC. subsidiary is an accelerator company and computer hardware and software reseller. United maintains a national market.

     LINK-TWO COMMUNICATIONS, INC. subsidiary is engaged in the development and delivery of one and two way messaging systems over a national high-speed wireless broadband network. Link-Two continues to sign customers to use their paging system.

     The accounting policies of the reportable segments are the same as those described in Note 1. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation and amortization expense, accounting changes and non-recurring items.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



     Summarized financial information concerning the Company's reportable segments is shown below in the following table:

------------------------------------------------------------------------------------------------------------------------------------
                                     Clearworks    Clearworks                   United
                                    Integration    Structured    Clearworks    Computing    Link-Two    Corporate &
                                     Services        Wiring         Comm.       Group         Comm.     Eliminations   Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Year Ended 12/31/00
    Revenues From Unaffected
      Customers                       112,000      1,198,000      2,754,000     167,000      641,000     23,801,000     28,673,000
    Segment Profit / (Loss)           (97,000)    (1,155,000)   (12,703,000)   (135,000)    (560,000)   (22,192,000)   (36,842,000)
    Total Assets                        9,000        138,000      4,916,000     200,000    1,561,000        624,000      7,448,000
    Capital Expenditures                2,000         82,000      4,610,000          --           --        375,000      5,069,000
    Depreciation & Amortization        16,000         43,000        134,000      32,000       81,000      1,609,000      1,915,000

Year Ended 12/31/99
    Revenues From Unaffected
      Customers                     1,607,000      1,383,000         42,000          --           --             --      3,032,000
    Segment Profit / (Loss)           111,000       (127,000)      (419,000)         --           --     (3,758,000)    (4,193,000)
    Total Assets                    3,183,000        784,000      1,771,000          --           --      8,020,000     13,758,000
    Capital Expenditures               24,000         92,000      1,778,000          --           --        100,000      1,994,000
    Depreciation & Amortization         1,000         38,000         14,000          --           --        152,000        205,000
------------------------------------------------------------------------------------------------------------------------------------


     The following reconciles segment profit (loss) to loss from operations per the 2000 and 1999 consolidated statements of operations:


                                                         2000                 1999
                                                    ----------------------------------
        Total loss from reportable segments         $ (19,486,000)       $  (4,193,000)
        Depreciation and amortization                  (1,915,000)            (205,000)
                                                    -------------        -------------
           Loss from operations                       (21,401,000)          (4,398,000)


NOTE 16 - SUBSEQUENT EVENTS:

     On September 18, 2000, the Company entered into an agreement and plan of reorganization with Eagle Wireless International, Inc. (Eagle), a Texas Corporation, and Eagle Acquisition Corporation. Under the merger agreement, Eagle will acquire 100% of the outstanding common stock of Clearworks and merge Eagle Acquisition Corporation, a wholly owned subsidiary of Eagle, with the Clearworks. Eagle will issue 0.8 shares of Eagle common stock for each share of Clearworks. Further, Eagle will assume all outstanding Clearworks stock options and warrants based upon the same 0.8 exchange ratio. A registration statement Form S-4 has been filed with the Securities and Exchange Commission (SEC) to culminate this merger afterwhich both companies will seek shareholder approval for the transaction and register the issuance of its common stock in connection therewith. On January 31, 2001, shareholders voted at the annual meeting and ratified the merger thus consummating the deal.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



     Pro Forma Financial Information

     The following unaudited pro forma combined condensed financial statement has been prepared to give effect to the acquisition of ClearWorks. The acquisition of ClearWorks has been accounted for using the purchase method of accounting pursuant to APB 16, the effects of which are reflected in the accompanying pro forma financial statement.

     Unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or result of operations that would have actually been reported had the merger occurred at the beginning of the period presented, nor is it necessarily indicative of future financial position or results of operations. The unaudited pro forma combined condensed financial statement is based upon the respective historical consolidated financial statements of Eagle and ClearWorks and notes thereto. The unaudited pro forma combined condensed financial statement does not incorporate, nor does it assume any benefits from cost savings or synergies of operations of the combined company. This transaction is reflected in the Eagle Wireless International, Inc. balance sheet at November 30, 2000, and accordingly any reference to balance sheet information is included in the form accompanying financial information.

     The following summarized pro forma (unaudited) information assumes the transactions related to ClearWorks.net, Inc. and subsidiaries had occurred September 1, 1999 and January 1, 2000.


                                                 EAG             CLW
                                               8/31/00         12/31/00
                                              12 Months        12 Months     Pre-Adjusted                     Adjusted
                                                Ended           Ended           Total        Adjustment         Total
                                              ---------       ---------       ---------       ---------       ---------
      Revenue                                 $   5,240       $  29,294       $  34,534       $               $  34,534
      Cost of Revenues                            2,482          27,213          29,695                          29,695
                                              ---------       ---------       ---------       ---------       ---------
      Gross Profit                                2,758           2,081           4,839                           4,839
      Operating Expense 2                         3,985          23,482          27,467           4,284          31,751
      Other Income, Net                           1,516          (7,273)         (5,757)                         (5,757)
                                              ---------       ---------       ---------       ---------       ---------
      Net Income/(Loss)                       $     289       $ (28,674)      $ (28,385)      $   4,284       $ (32,669)
                                              =========       =========       =========       =========       =========

      Basic Shares                                                                                               48,483
      Diluted Shares                                                                                             48,483

      EPS Basic                                                                                               $   (0.67)
      EPS Diluted                                                                                             $   (0.67)


      The following summarized pro forma (unaudited) information assumes the transactions related to ClearWorks.net, Inc. and subsidiaries had occurred September 1, 2000 and July 1, 2000.

                                                 EAG             CLW
                                               11/30/00        9/30/00
                                               3 Months        3 Months      Pre-Adjusted                     Adjusted
                                                Ended           Ended           Total        Adjustments        Total
                                              ---------       ---------       ---------       ---------       ---------
      Cash                                    $  31,629       $      60       $  31,689       $               $  31,689
      Working Capital / (Deficit)                46,667          (2,000)         44,746          10,060          54,806
      Total Assets 1                             60,623          22,670          83,293          92,607         175,900
      Current Liabilities                         3,251           9,170          12,421           3,569          15,990
      Long Term Debt                                 64           1,973           2,037             768           2,805
      Stockholders' Equity                    $  57,308       $  11,527       $  68,835       $  88,270       $ 157,105


                                               3 Months        3 Months      Pre-Adjusted                     Adjusted
                                                Ended           Ended           Total         Adjustment        Total
                                              ---------       ---------       ---------       ---------       ---------
      Revenue                                 $   1,866       $   7,490       $   9,356       $               $   9,356
      Cost of Revenue                             1,082           6,305           7,387                           7,387
                                              ---------       ---------       ---------       ---------       ---------
      Gross Profit                                  784           1,185           1,969                           1,969
      Operating Expense 2                         1,449          15,223          16,672           1,071          17,743
      Other Income, Net                             760            (234)            526                             526
                                              ---------       ---------       ---------       ---------       ---------
      Net Income/(Loss)                       $      95       $ (14,272)      $ (14,177)      $   1,071       $ (15,248)
                                                              =========       =========       =========       =========

      Basic Shares                                                                                               55,727
      Diluted Shares                                                                                             55,727

      EPS Basic                                                                                               $   (0.27)
      EPS Diluted                                                                                             $   (0.27)




     1) Reflects the adjustment for the recording of the acquisition as if it occurred at the beginning of Eagle Wireless International, Inc.'s fiscal year and quarter, as indicated in the above schedules. The Company allocated (in thousands) the acquisition costs to current assets of $11,708, property, plant and equipment of $6,570, intangible assets of $96,920 (which consist of $74,513 in contract rights and $22,407 in licenses), other assets of $79 and assumed liabilities of accounts payable and accrued expenses of $10,784, banks lines of credit and notes of $4,696 for a total acquisition of $99,797. The allocation of the purchase price is based on the fair value of assets and liabilities assumed as determined either by independent third parties or management's estimates, based on existing contracts, recent purchases of assets and underlying loan documents.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


     2) Pro forma adjustment to record respective amortization of the intangible assets as if the acquisition consummated at the beginning of fiscal year September 1, 1999 and January 1, 2000 for Eagle Wireless International, Inc. and ClearWorks.Net, respectively. Pro forma adjustment to record respective amortization of the intangible assets as if the acquisition consummated at the beginning of the quarter September 1, 2000 and July 1, 2000 for Eagle Wireless International, Inc. and ClearWorks.Net, respectively.